EXHIBIT 99.4

Am Assoc Clin Endo: Wang C, Kaminetsky JC, Miner MM, et al. 2016

American Association for Clinical Endocrinologists Annual Meeting, May 25-29, 2016 – Orlando, FL

HYPOGONADAL MEN WITH DIABETES BENEFIT FROM LPCN 1021 (ORAL TESTOSTERONE)

Christina Wang, MD1, Jed C. Kaminetsky, MD2, Martin M. Miner, MD3, Adrian S Dobs, MD, MHS4, Anthony DelConte, MD5,6 Nachiappan Chidambaram6, Satish Nachaegari6, Mahesh Patel6, Mohit Khera, MD7

1Harbor-UCLA Medical Center and Los Angeles Biomedical Research Institute, Torrance, CA, 2University Urology Associates, New York, NY, 3Brown University and the Miriam Hospital, Providence, RI, 4Johns Hopkins University School of Medicine, Baltimore, MD, 5Saint Joseph’s University, Philadelphia, PA, 6Lipocine, Inc. Salt Lake City, UT, 7Baylor College of Medicine, Houston, TX

Objective: Hypogonadism is more prevalent in men with type 2 diabetes mellitus (DM). Testosterone (T) therapy is indicated for treating hypogonadism and related symptoms. LPCN 1021 is a novel oral T undecanoate formulation that may avoid some undesirable attributes of non-oral T formulations, such as transference or skin irritation. We sought to determine the effect of LPCN 1021 use in hypogonadal men with DM vs those without DM.

Methods: This was a randomized, active–controlled, 2-arm, 12-month, open-label, multicenter, dose-titration trial in hypogonadal (T<300ng/dL on 2 separate days) men between 18 and 80 years old. Subjects were randomized to either LPCN 1021 (n=210) or Androgel 1.62% (n=104). Of 314 hypogonadal men, 82 (26%) reported medical history of DM. The LPCN 1021 dose could be adjusted based on T Cmax and T Cavg levels at weeks 4 and 8, if required. Sexual function and mood changes were assessed by the Psychosexual Daily Questionnaire (PDQ) for 7 days preceding visits. Quality of life (QoL) was assessed by the SF-36 questionnaire at Weeks 1 and 52 (end of study, EOS).

Results: Hypogonadal (HG) men with DM were significantly (p<0.05) older (57 vs 52 years), with higher baseline HbA1c (7.5% vs 5.6%), lower QoL scores (physical functioning, role physical, general health and physical component summary) and lower PDQ scores (sexual desire, sexual pleasure with partner, and erectile function) than HG men without DM. Significant (p<0.05) reduction in sexual hormone binding globulin (22.8 vs 29.8 nmol/L) and HDL (1.1 vs 1.2 mmol/L) occurred post LPCN 1021 therapy (EOS) for HG men with DM vs baseline; significant (p<0.05) improvement in free T level (10.9 vs 5.8 ng/dL) and PDQ parameters (sexual desire and activity, sexual pleasure, erectile function, positive and negative mood) were observed for HG men with DM at EOS vs baseline. Mean T (430 vs 483 ng/dL), DHT (105 vs 117 ng/dL) and estradiol Cavg (26 vs 29 pg/mL) were comparable (p>0.05) between HG men with and without DM at Week 13 (efficacy visit) post LPCN 1021 therapy, respectively. Parameters that showed significant improvements post LPCN 1021 in HG men with DM also showed significant improvements in men without DM.

Discussion: HG men with DM had significantly lower baseline scores for some QoL and sexual function scores vs HG men without DM. HG men with and without DM improved significantly in sexual domains post LPCN 1021, similar to men without DM. T, DHT and E2 levels were comparable post LPCN 1021 between HG men with and without DM.

Conclusion: LPCN 1021 is an effective treatment in HG men with or without DM for restoring serum T levels to the physiological range and relieving some HG symptoms.